Exhibit 10.1

L-3 COMMUNICATIONS HOLDINGS, INC.

2008 LONG TERM PERFORMANCE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

(Version CEO 2016)

THIS AGREEMENT, effective as of the Grant Date (as defined below), is between L-3 Communications Holdings, Inc., a Delaware corporation (the “Company”), and the Optionee (as defined below).

WHEREAS, the Company has adopted the L-3 Communications Holdings, Inc. 2008 Long Term Performance Plan (the “Plan”) in order to provide additional incentives to selected officers and employees of the Company and its subsidiaries; and

WHEREAS, the Committee responsible for administration of the Plan has determined to grant an option to the Optionee as provided herein and the Company and the Optionee hereby wish to memorialize the terms and conditions applicable to the Option (as defined below);

WHEREAS, the following terms shall have the following meanings for purposes of this Option Agreement:

“Award Letter” shall mean the letter to the Optionee attached hereto as Exhibit A;

“Common Stock” means the Company’s Common Stock, par value $0.01 per share;

“Diluted EPS” means diluted earnings per common share from continuing operations of the Company, determined in accordance with GAAP and as derived from the Company’s audited consolidated financial statements prepared in the ordinary course of business; provided, that Diluted EPS shall be calculated so as to eliminate the effect of any: (a) impairment losses incurred on goodwill and other intangible assets or on debt or equity investments computed in accordance with Financial Accounting Standard No. 142 or other GAAP; (b) gains or losses incurred on the retirement of debt computed in accordance with Financial Accounting Standard No. 145; (c) extraordinary gains and losses in accordance with GAAP; (d) gains and losses in connection with asset dispositions whether or not constituting extraordinary gains and losses; (e) non-cash gains or losses on discontinued operations; (f) adoption by the Company of any new accounting standards required by GAAP or the Securities and Exchange Commission following the Grant Date; (g) gains or losses of $5 million or more individually, or $25 million or more in the aggregate, in respect of litigation matters; and (h) gains or losses (other than accrued interest) related to the resolution of income tax contingencies for business acquisitions, to the extent that such contingencies were established as of the dates of such acquisitions in the GAAP purchase price allocations in respect thereof;

“Exercise Price” shall mean the “Grant Price” listed in the Award Letter;

“Free Cash Flow” means (a) the Company’s net cash from operating activities, minus (b) capital expenditures, plus (c) dispositions of property, plant and equipment, in each case from continuing operations, determined in accordance with GAAP and as derived from the Company’s audited consolidated financial statements prepared in the ordinary course of business; provided, that Free Cash Flow shall be calculated so as to eliminate the effect of: (i) discretionary contributions to pension plans that exceed the contributions forecasted in the Company’s most recent internal plan for the year as presented to the Board of Directors prior to the Grant Date; (ii) premiums and other payments in excess of principal and accrued interest associated with the retirement of debt, including without limitation payments of income taxes incurred in connection therewith; and (iii) tax payments or benefits associated with gains or losses on business divestitures in calculating net cash from operating activities;

“GAAP” shall mean generally accepted accounting principles in the United States.

“Grant Date” shall mean the “Grant Date” listed in the Award Letter;

“Option Agreement” or this “Agreement” shall mean this agreement including (unless the context otherwise requires) the Award Letter.

“Optionee” shall mean the “Participant” listed in the Award Letter; and

“Shares” shall mean that number of shares of Common Stock listed in the Award Letter as “Awards Granted,” subject to Section 4.2.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Grant of Option.

1.1 Effective as of the Grant Date, for good and valuable consideration, the Company hereby irrevocably grants to the Optionee the right and option (the “Option”) to purchase all or any part of the Shares, subject to, and in accordance with, the terms and conditions set forth in this Option Agreement.

1.2 The Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

1.3 This Option Agreement shall be construed in accordance and consistent with, and subject to, the terms of the Plan (the provisions of which are incorporated hereby by reference); and, except as otherwise expressly set forth herein, the capitalized terms used in this Option Agreement shall have the same definitions as set forth in the Plan. In the event of any conflict between one or more of this Option Agreement, the Award Letter and the Plan, the Plan shall govern this Option Agreement and the Award Letter, and the Option Agreement (to the extent not in conflict with the Plan) shall govern the Award Letter.

2.	Exercise Price.

The price at which the Optionee shall be entitled to purchase the Shares upon the exercise of the Option shall be the Exercise Price per share, subject to adjustment as provided in Section 9.

3.	Duration of Option.

The Option shall be exercisable to the extent and in the manner provided herein for a period of ten (10) years from the Grant Date (the “Exercise Term”); provided, however, that the Option may be earlier terminated as provided in Section 6 hereof.

4.	Exercisability of Option.

4.1 Subject to Section 4.2, and unless otherwise provided in this Option Agreement or the Plan, the Option shall entitle the Optionee to purchase, in whole at any time or in part from time to time, one-third (1/3rd) of the total number of Shares covered by the Option on the first anniversary of the Grant Date, an additional one-third (1/3rd) of the total number of Shares covered by the Option on the second anniversary of the Grant Date and the final one-third (1/3rd) of the total number of Shares covered by the Option on the expiration of the third anniversary of the Grant Date. Each such right of purchase shall be cumulative and shall continue, unless sooner exercised or terminated as herein provided, during the remaining period of the Exercise Term.

4.2 No right of purchase in respect of the Option shall become exercisable by virtue of Section 4.1 prior to the Determination Date. As promptly as practicable following December 31, 2016,

the Committee shall determine, subject to Section 4.3, whether the following conditions have been satisfied (the “Performance Conditions”): (a) the Company’s Diluted EPS for the year ended December 31, 2016 is at least $6.38; and (b) the Company’s Free Cash Flow for the year ended December 31, 2016 is at least $701 million (the date of such determinations being referred to herein as the “Determination Date”). In the event that (i) the Committee determines that only one of the two Performance Conditions shall have been satisfied as of the Determination Date and (ii) the Option shall not have become fully exercisable prior to the Determination Date under Section 6 or 10, then the number of Shares subject to the Option shall be automatically reduced by 50% (rounded to the nearest whole Share). In the event that (1) the Committee determines that none of the Performance Conditions shall have been satisfied as of the Determination Date and (2) the Option shall not have become fully exercisable prior to the Determination Date under Section 6 or 10, then Optionee’s right to exercise all or any portion of the Option shall automatically be terminated, and all of Optionee’s rights hereunder shall cease.

4.3 In the event of an equity restructuring, as defined in Financial Accounting Standards Board Accounting Standards Codification 718-10 (formerly Statement of Financial Accounting Standards 123R), the Committee shall adjust any Performance Conditions affected by such restructuring so as to preserve (without enlarging) the likelihood that such Performance Conditions shall be satisfied, with the manner of such adjustment to be determined by the Committee in its sole discretion.

5.	Manner of Exercise and Payment.

5.1 Subject to the terms and conditions of this Option Agreement and the Plan, the Option may be exercised by delivery of written notice to the Secretary of the Company (or his or her designee), at its principal executive office. Such notice shall state that the Optionee or other authorized person is electing to exercise the Option and the number of Shares in respect of which the Option is being exercised and shall be signed by the person or persons exercising the Option. In the event the Company has designated an Award Administrator (as defined below), the Option may also be exercised by giving notice (including through electronic means) in accordance with the procedures established from time to time by the Award Administrator. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part, provided that partial exercise shall be for whole shares of Common Stock only. If requested by the Committee, such person or persons shall (i) deliver this Agreement (including the Award Letter) to the Secretary of the Company who shall endorse thereon a notation of such exercise and (ii) provide satisfactory proof as to the right of such person or persons to exercise the Option.

5.2 The notice of exercise described in Section 5.1 shall be accompanied by either (i) payment of the full purchase price for the Shares in respect of which the Option is being exercised and of all applicable Withholding Taxes (as defined in Section 11) pursuant to Section 11 hereof (such payment to be made in cash, by delivering Shares, by withholding a portion of the Shares otherwise issuable or by any combination thereof) or (ii) instructions from the Optionee to the Company directing the Company to deliver a specified number of Shares directly to a designated broker or dealer pursuant to a cashless exercise election, in which case the Company must receive, prior to the issuance of the Shares in respect of which the Option is being exercised, payment of the full purchase price for the Shares in respect of which the Option is being exercised and all applicable Withholding Taxes pursuant to Section 11 hereof (such payment to be made in cash, by delivering Shares, by withholding a portion of the Shares otherwise issuable or by any combination thereof). The value of any Shares withheld or delivered in satisfaction of the purchase price for the Shares in respect of which the Option is being exercised and/or Withholding Taxes shall be determined by reference to the Fair Market Value of such Shares as of the date of such withholding or delivery. In the event that Withholding Taxes are satisfied by withholding a portion of the Shares otherwise issuable in connection with an exercise of the Option, the Company shall not withhold any Shares in excess of the minimum number of Shares necessary to satisfy the applicable Withholding Taxes.

5.3 Upon receipt of the notice of exercise and any payment or other documentation as may be necessary pursuant to Sections 5.1 and 5.2 relating to the Shares in respect of which the Option is being exercised, the Company shall, subject to the Plan and this Option Agreement, take such action as may be necessary to effect the transfer to the Optionee of the number of Shares as to which such exercise was effective.

5.4 The Optionee shall not be deemed to be the holder of, or to have any of the rights and privileges of a stockholder of the Company in respect of, Shares purchased upon exercise of the Option until (i) the Option shall have been exercised pursuant to the terms of this Option Agreement and the Optionee shall have paid the full purchase price for the number of Shares in respect of which the Option was exercised and any applicable Withholding Taxes and (ii) the Company shall have issued the Shares in connection with such exercise.

6.	Termination of Employment; Permanent Disability.

6.1 If, prior to the date of the initial vesting of the Option pursuant to Section 4 hereof (the “Initial Vesting Date”), the Optionee’s employment with the Company and its subsidiaries shall be terminated for any reason, other than death or permanent disability (as herein defined), the Optionee’s right to exercise the Option shall terminate as of the effective date of termination (the “Termination Date”) and all rights hereunder shall cease (unless otherwise provided for by the Committee in accordance with the Plan).

6.2 Upon the Optionee’s death or permanent disability, the Option shall become immediately fully exercisable as to 100% of the Shares subject to the Option, and the Optionee or the executor or administrator of the estate of the Optionee or the person or persons to whom the Option shall have been validly transferred by the executor or the administrator pursuant to will or the laws of descent or distribution shall have the right, within one year from the date of the Optionee’s death or permanent disability, to exercise the Option, subject to any other limitation contained herein on the exercise of the Option in effect at the date of exercise. For purposes hereof, “permanent disability” means the Optionee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Optionee’s employer.

6.3 If, on or after the Initial Vesting Date, the Optionee’s employment with the Company and its subsidiaries shall be terminated for any reason other than for Cause or death or permanent disability, the Optionee shall have the right within three months after the Termination Date (or, if the Optionee’s employment with the Company and its subsidiaries is terminated by reason of a qualified retirement as herein defined, within three years after the Termination Date) to exercise the Option to the extent that installments thereof shall have been or become exercisable at the Termination Date and shall not have been exercised, subject to any other limitation contained herein on the exercise of the Option in effect at the date of exercise, and (unless otherwise provided for by the Committee in accordance with the Plan) the Optionee’s right to exercise any installments of the Option that were not exercisable at the Termination Date (if any) shall terminate as of the Termination Date. If the Optionee’s employment is terminated for Cause, the Option shall terminate as of the Termination Date, whether or not exercisable. For purposes hereof, “Cause” means the Optionee’s (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) engaging in a transaction in connection with the performance of duties to the Company or its subsidiaries which transaction is adverse to the interests of the Company or its subsidiaries and is engaged in for personal profit or (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses). In addition, “qualified retirement” means the Optionee (a) terminates employment with the Company and its subsidiaries other than for Cause (and is not subject to termination for Cause at the time of such termination) more than one year after the Grant Date, (b) is available for consultation with the Company or its subsidiaries at the reasonable request of the Company or its subsidiaries and (c) terminates employment on or after attaining age 65 and completing at least five years of service in the aggregate with the Company and its subsidiaries (which service must be continuous through the date of termination except for a single break in service that does not exceed one year in length).

6.4 If the Optionee shall die within the three-month period (or the three-year period, if applicable) referred to in Section 6.3 above, the Optionee or the executor or administrator of the estate of the Optionee or the person or persons to whom the Option shall have been validly transferred by the executor or administrator pursuant to will or the laws of descent and distribution shall have the right, within one year from the date of the Optionee’s death (or, if longer and applicable under Section 6.3 above, within the original three-year period referred to therein), to exercise the Option to the extent that the Option was exercisable at the date of death, subject to any other limitation contained herein on the exercise of the Option in effect at the date of exercise.

6.5 The Optionee’s rights with respect to the Option shall not be affected by any change in the nature of the Optionee’s employment so long as the Optionee continues to be an employee of the Company or any of its subsidiaries. Whether (and the circumstances under which) employment has been terminated and the determination of the Termination Date for the purposes of this Agreement (or whether, and the date upon which, the Optionee as suffered a permanent disability) shall be determined by the Committee or (with respect to any employee other than an “Executive Officer” as defined under the Plan) its designee (who, at the date of this Agreement, shall be the Company’s Vice President of Human Resources), whose good faith determination shall be final, binding and conclusive; provided, that such designee may not make any such determination with respect to his or her own employment.

7.	Nontransferability.

The Option shall not be transferable other than by will or by the laws of descent and distribution, and during the lifetime of the Optionee, the Option shall be exercisable only by the Optionee. After the death of the Optionee, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 6.2 or 6.4, be exercised by the Optionee’s personal representative or by any person empowered to do so under the Optionee’s will or under the then applicable laws of descent and distribution.

8.	No Right to Continued Employment.

Nothing in this Option Agreement or the Plan shall be interpreted or construed to confer upon the Optionee any right to continue employment by the Company or any of its subsidiaries, nor shall this Agreement or the Plan interfere in any way with the right of the Company or any of its subsidiaries to terminate the Optionee’s employment at any time for any reason whatsoever, whether or not with Cause.

9.	Adjustments.

In the event that the outstanding shares of the Common Stock are, from time to time, changed into or exchanged for a different number or kind of shares of the capital stock of the Company or other securities of the Company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of capital stock, or other similar increase or decrease in the number of shares outstanding without receiving compensation therefor, the Committee shall, in accordance with the terms of the Plan, make an appropriate and equitable adjustment in the number and kind of Shares or other consideration as to which such Option, or portions thereof then unexercised, shall be exercisable and the exercise price therefor. Any such adjustment made by the Committee shall be final, binding and conclusive upon the Optionee, the Company and all other interested persons. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to the Option. This paragraph shall also apply with respect to any extraordinary dividend or other extraordinary distribution in respect of the Common Stock (whether in the form of cash or other property).

10.	Effect of a Change in Control.

10.1 Notwithstanding anything contained in the Plan or this Agreement to the contrary, in the event of a Change in Control, (a) the Option becomes immediately and fully exercisable as to 100% of the Shares subject to the Option, and (b) upon termination of an Optionee’s employment with the Company, following a Change in Control, the Option shall remain exercisable until one year after termination, but in no event beyond the Exercise Term. The Company reserves the right to change or modify in any way the definition of Change in Control set forth in this Option Agreement and any such change or modification shall be binding on the Optionee.

10.2 For the purposes of this Option Agreement, “Change in Control” shall mean the first to occur of the following:

a.	The acquisition by any person or group (including a group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than the Company or any of its subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of the combined voting power of the Company’s then outstanding voting securities, other than by any employee benefit plan maintained by the Company;

b.	The sale of all or substantially all the assets of the Company and its subsidiaries taken as a whole;

c.	The consummation of a merger, combination, consolidation, recapitalization or other reorganization of the Corporation with one or more other entities that are not subsidiaries if, as a result of the consummation of the merger, combination, consolidation, recapitalization or other reorganization, less than 50 percent of the outstanding voting securities of the surviving or resulting corporation shall immediately after the event be beneficially owned in the aggregate by the stockholders of the Corporation immediately prior to the event; or

d.	The election, including the filling of vacancies, during any period of 24 months or less, of 50% or more, of the members of the Board of Directors, without the approval of Continuing Directors, as constituted at the beginning of such period. “Continuing Directors” shall mean any director of the Company who either (i) is a member of the Board of Directors on the Grant Date, or (ii) is nominated for election to the Board of Directors by a majority of the Board which is comprised of directors who were, at the time of such nomination, Continuing Directors.

11.	Withholding of Taxes.

As a condition to the issuance of Shares in respect of any exercise of the Option or any other issuance or payment to the Optionee hereunder, the Optionee shall pay to the Company (and the Company shall have the right to deduct from any distribution of cash to the Optionee) the minimum amount necessary to satisfy Federal, state, local and foreign withholding tax requirements, if any (“Withholding Taxes”) with respect to such exercise, issuance or payment.

12.	Optionee bound by the Plan.

The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

13.	Modification of Agreement.

This Agreement may not be modified, amended, suspended or terminated, and any terms or conditions may not be waived, without the approval of the Committee. The Committee reserves the right to amend or modify this Agreement at any time without prior notice to the Optionee or any other interested party; provided, that except as expressly provided hereunder, any such amendment or modification may not adversely affect in any material respect the Optionee’s rights or benefits hereunder except for such amendments or modifications as are required by law.

14.	Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

15.	Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the conflicts of laws principles thereof. If the Optionee has received a copy of this Agreement (or the Plan or any other document related hereto or thereto) translated into a language other than English, such translated copy is qualified in its entirety by reference to the English version thereof, and in the event of any conflict the English version will govern.

16.	Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Optionee or the Optionee’s legal representatives. All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Optionee’s heirs, executors, administrators and successors.

17.	Administration.

The Committee shall have the power to interpret the Plan and this Option Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action determination or interpretation made in good faith with respect to the Plan or the Options. In its absolute discretion, the Board of Directors may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Option Agreement.

18.	Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Optionee and Company for all purposes.

19.	Data Privacy Consent.

As a condition of the grant of the Option, the Optionee hereby consents to the collection, use and transfer of personal data as described in this paragraph. The Optionee understands that the Company and its subsidiaries hold certain personal information about the Optionee, including name, home address and telephone number, date of birth, social security number, salary, nationality, job title, ownership interests or directorships held in the Company or its subsidiaries, and details of all stock options or other equity awards or other entitlements to shares of common stock awarded, cancelled, exercised, vested or unvested (“Data”). The Optionee further understands that the Company and its subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration and management of the Optionee’s participation in the Plan, and that the Company and any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Optionee understands that these recipients may be located in the European Economic Area or elsewhere, such as the United States. The Optionee hereby authorizes them to receive, possess, use, retain and transfer such Data as may be required for the administration of the Plan or the subsequent holding of shares of common stock on the Optionee’s behalf, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer to a broker or other third party with whom the Optionee may elect to deposit any shares of common stock acquired under the Plan. The Optionee may, at any time, view such Data or require any necessary amendments to it.

20.	Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation.

By accepting this Agreement and the grant of the Option evidenced hereby, the Optionee expressly acknowledges that (a) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) the grant of the Option is a one-time benefit that does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (c) all determinations with respect to future option grants, if any, including the grant date, the number of Shares granted, the exercise price and the exercise date or dates, will be at the sole discretion of the Company; (d) the Optionee’s participation in the Plan is voluntary; (e) the value of the Option is an extraordinary item of compensation that is outside the scope of the Optionee’s employment contract, if any, and nothing can or must automatically be inferred from such employment contract or its consequences; (f) Options are not part of normal or expected compensation for any purpose and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and the Optionee waives any claim on such basis; and (g) the future value of the underlying Shares is unknown and cannot be predicted with certainty. In addition, the Optionee understands, acknowledges and agrees that the Optionee will have no rights to compensation or damages related to option proceeds in consequence of the termination of the Optionee’s employment for any reason whatsoever and whether or not in breach of contract.

21.	Subsidiary.

As used herein, the term “subsidiary” shall mean, as to any person, any corporation, association, partnership, joint venture or other business entity of which 50% or more of the voting stock or other equity interests (in the case of entities other than corporations), is owned or controlled (directly or indirectly) by that entity, or by one or more of the Subsidiaries of that entity, or by a combination thereof.

22.	Award Administrator.

The Company may from time to time to designate a third party (an “Award Administrator”) to assist the Company in the implementation, administration and management of the Plan and any Options granted thereunder, including by sending Award Letters on behalf of the Company to Optionees, and by facilitating through electronic means acceptance of Option Agreements by Optionees and Option exercises by Optionees.

23.	Book Entry Delivery of Shares.

Whenever reference in this Agreement is made to the issuance or delivery of certificates representing one or more Shares, the Company may elect to issue or deliver such Shares in book entry form in lieu of certificates.

24.	Acceptance.

This Agreement shall not be enforceable until it has been executed by the Optionee. In the event the Company has designated an Award Administrator, the acceptance (including through electronic means) of the Option contemplated by this Option Agreement in accordance with the procedures established from time to time by the Award Administrator shall be deemed to constitute the Optionee’s acknowledgment and agreement to the terms and conditions of this Option Agreement and shall have the same legal effect in all respects of the Optionee having executed this Option Agreement by hand.

By:	L-3 COMMUNICATIONS HOLDINGS, INC.

Michael T. Strianese
President and Chief Executive Officer Chief Financial Officer

Steven M. Post
Senior Vice President, General Counsel and Corporate Secretary

Acknowledged and Agreed as of the date first written above:

Optionee Signature